April 14, 2000


VICORP Restaurants, Inc.
400 West 48th Avenue
Denver, Colorado 80216
Attention: Stanley Ereckson, Jr.

    Re: Fourth Amendment to Amended and Restated Credit Agreement
        ---------------------------------------------------------

Ladies and Gentlemen:

     Reference is made to that certain $40,000,000 Amended and Restated Credit Agreement dated as of December 19, 1997 (as amended, the "Agreement"), among VICORP Restaurants, Inc. (the "Borrower"), the financial institutions named therein as lenders (the "Lenders"), and Bank of America, N.A., as Agent for the Lenders (the "Agent"). Unless otherwise indicated, all capitalized terms herein are used as defined in the Agreement.

     Whereas, the Borrower has requested various modifications to the Agreement; and

     Whereas, the Lenders are willing to make such modifications, subject to the terms and conditions set forth herein;

     Now, therefore and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Borrower, the Agent and the Lenders agree as follows:

     1.   Commitment Fee.  The definition of "Applicable
Commitment Fee" in Section 1.01 of the Agreement is hereby amended to read in its entirety as follows:

          "Applicable Commitment Fee" means, on any day, the commitment fee percentage based on the ratio of Adjusted Debt to Adjusted Consolidated EBITDAR, calculated as set forth in the definition of "Applicable Margin", as follows:

                                              Applicable
              Ratio of Adjusted Debt to       Commitment
            Adjusted Consolidated EBITDAR         Fee
                                              Percentage
          --------------------------------    ----------
          Less than 2.00 to 1.00                0.225%
          Greater than or equal to 2.00 to      0.250%
          1.00, but less than 2.75 to 1.00
          Greater than or equal to 2.75 to      0.350%
          1.00, but less than 3.25 to 1.00
          Greater than or equal to 3.25 to      0.400%
          1.00


     2.   Applicable Margin.  The definition of "Applicable Margin" in
Section 1.01 of the Agreement is hereby amended to read in its entirety as follows:

     "Applicable Margin" means, on any day, the interest margin over the Eurodollar Rate, based on a ratio of Adjusted Debt to Adjusted Consolidated EBITDAR, as follows:

                                              Applicable
                                              Margin for
             Ratio of Adjusted Debt to        Eurodollar
           Adjusted Consolidated EBITDAR         Rate
                                               Advances
         --------------------------------     ----------
         Less than 2.00 to 1.00                 0.75%
         Greater than or equal to 2.00 to       1.00%
         1.00, but less than 2.75 to 1.00
         Greater than or equal to 2.75 to       1.25%
         1.00, but less than 3.25 to 1.00
         Greater than or equal to 3.25 to       1.50%
         1.00

For purposes of determining the Applicable Margin, the ratio shall be calculated quarterly as of the last day of the fiscal quarter for which the most recent quarterly financial statements have been delivered pursuant to Section 7.01(b), and shall apply to all Advances made on or after the date such financial statements are delivered, until recalculated in accordance with this paragraph. If Borrower fails to furnish Agent any such financial statements (or the related compliance certificate) when required pursuant to Section 7.02(b), then the highest applicable margin identified above shall apply to all subsequent Advances until Borrower furnishes the required financial statements and compliance certificate.


     3.   Maturity Date.  The definition of "Maturity Date" in
Section 1.01 of the Agreement is hereby amended to read in its entirety as follows:

     "Maturity Date" means February 28, 2003.

     4.   Rate Adjustment Periods.  Section 3.06(d) of the
Agreement and the definitions of "Rate Adjustment Period" and "Required Rate Adjustment Level" in Section 1.01 of the Agreement are hereby deleted.

     5. Schedule of Capital Expenditures. Section 7.01(b)(ii) of the Agreement is hereby amended by adding the following language at the end of such Section:

     ", together with a Schedule of Consolidated Capital Expenditures for such fiscal year satisfactory to Agent, detailing the breakdown between (A) maintenance capital expenditures in connection with the replacement or restoration of assets used in calculating the minimum fixed charge coverage ratio under Section 7.03(d), and (B) non-maintenance capital expenditures for Permitted Asset Acquisitions and other expenditures; provided that the Schedule of Consolidated Capital Expenditures for fiscal year 1999 shall not be due until May 31, 2000;"

     6. Use of Proceeds. Section 7.01(j) of the Agreement is hereby amended to read in its entirety as follows:

          (j) Use of Proceeds. The Borrower will use the proceeds of the Advances only to repay its obligations under the NationsBank Agreement, for working capital, capital expenditures and other general corporate purposes (including the purchase of shares of the Borrower's capital stock pursuant to the Tender Offer or as otherwise permitted under this Agreement), and for Permitted Asset Acquisitions.

     7. Restricted Payments. Section 7.02(c) of the Agreement is hereby amended by adding the following to the end of the last sentence of such Section:

     ", or if, immediately after giving effect to such proposed action, the ratio of Adjusted Debt to Adjusted Consolidated
     EBITDAR would exceed 3.25 to 1.00."

     8.   Dispositions of Assets.

          (a) Section 7.02(h)(i) of the Agreement is hereby amended by adding the phrase underlined below, so that such subsection shall read in its entirety as follows:

               "(i) Sell, lease, assign, transfer or otherwise dispose of any real property (or enter into an agreement to do any of the foregoing), or permit any of its subsidiaries to sell, lease, assign, transfer or otherwise dispose of any real property (or enter into an agreement to do any of the foregoing), except for the properties described on Schedule 7.02(h) (listing properties held for sale as of December 19, 1997) and up to six additional non-operating properties in any fiscal year, without the prior written consent of all of the Lenders; or"

          (b) Section 7.02(h) of the Agreement is hereby further amended by adding the following to the end of such Section:

          "The foregoing limitations on dispositions of assets shall not be deemed to restrict the sale and leaseback by Borrower of the 12 properties developed or acquired in 1998 and 1999 which are listed on Schedule 7.02(h)-A and new properties developed or acquired in 2000 and thereafter."

          (c) The Agreement is hereby further amended by adding a new Schedule 7.02(h)-A (listing new properties developed in 1998, 1999 and 2000 which are eligible for sale-leaseback transactions) in the form attached to this Amendment.

     9. Restrictions on Operating Leases. Section 7.02(j) of the Agreement is hereby amended by replacing "$20,000,000" with "$25,000,000."

     10.  Loans, Advances, Investments.  The final clause of
Section 7.02(k) of the Agreement is hereby amended to read in its entirety as follows:

     "and (xi) repurchases of the Borrower's capital stock pursuant to the Tender Offer or as otherwise permitted under this Agreement."

     11.  Minimum Consolidated Tangible Net Worth.  Section
7.03(b) of the Agreement is hereby deleted in its entirety and replaced with "[Reserved]."

     12. Minimum Fixed Charge Coverage Ratio. Section 7.03(d) of the Agreement is hereby amended to read in its entirety as follows:

          (d) Minimum Fixed Charge Coverage Ratio. Commencing with the Borrower's fiscal year 2000, maintain a ratio of
     (i) Adjusted Consolidated EBITDAR minus cash income tax payments and minus maintenance capital expenditures made by the Borrower and its subsidiaries in connection with the replacement or restoration of assets to (ii) the sum of Consolidated Fixed Charges plus the cash value of any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of capital stock of the Borrower made by the Borrower or any of its subsidiaries, determined in each case as of the last day of each fiscal quarter, of at least 1.25 to 1. For the first, second and third fiscal quarters of the Borrower's fiscal year 2000, such ratio shall be calculated for the quarter, two quarters, or three quarters of fiscal year 2000 ending on such date. Thereafter, such ratio shall be calculated for the four quarters ending on such date.

     13. Conditions. This letter shall not be effective if a material adverse change has occurred and until each of the following items have occurred or been delivered to the Agent:

          (a) this letter signed by the Borrower and each Lender;

          (b) satisfactory review by the Lenders of the Borrower's 1999 audited financial statements, current long-range plan and such other information as the Lenders may reasonably request;

          (c) payment by the Borrower to the Agent for the benefit of the Lenders, in accordance with their respective
     Pro Rata Shares, of an amendment fee in the amount of $18,000;

          (d) payment by the Borrower to the Agent of all other amounts due under theexisting Fee Letter between the Borrower and the Agent; and

          (e) such other documents, if any, as the Agent may reasonably request.

     14. No Waiver of Defaults. Except as expressly set forth above, the Borrower agrees that this letter does not constitute a waiver of, or a consent to, any present or future violation of or noncompliance with any provision of any Loan Document, or a waiver of the Agent's and the Lenders' right to insist upon future compliance with each term, covenant, condition and provision of the Loan Documents, and the Loan Documents shall continue to be binding upon, and inure to the benefit of, the Borrower, the Agent and the Lenders and their respective successors and assigns.

     15. Representations and Warranties. The Borrower represents and warrants to the Agent and the Lenders that (a) the execution and delivery of this letter have been authorized by all requisite corporate action on its part and will not violate its organizational documents, (b) the representations and warranties in each Loan Document to which it is a party are true and correct in all material respects on and as of the date hereof as though made on and as of the date hereof (except to the extent that (i) such representations and warranties speak to a specific date or
(ii) the facts on which such representations and warranties are based have been changed by transactions contemplated by the Loan Documents or this letter), and (c) it is in full compliance with all covenants and agreements contained in each Loan Document to which it is a party.

     16. Loan Document; Effect. This letter is a Loan Document, and, therefore, this letter is subject to the applicable provisions of Article IX of the Agreement, all of which applicable provisions are incorporated herein by reference the same as if set forth herein verbatim. Except as affected by this letter, the Loan Documents are unchanged and continue in full force and effect. The Borrower agrees that all Loan Documents to which it is a party remain in full force and effect and continue to evidence its legal, valid, and binding obligations enforceable in accordance with their terms (as the same are affected by this letter). The Borrower hereby releases the Agent and the Lenders from any liability for actions or failures to act in connection with the Loan Documents prior to the date hereof. This letter shall be binding upon and inure to the benefit of each of the undersigned and their respective successors and permitted assigns.

     17. Multiple Counterparts. This letter may be executed in more than one counterpart, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same instrument.

     18. Fees and Expenses. The Borrower agrees to pay the reasonable fees and expenses of counsel to the Agent rendered in connection with the preparation, negotiation and execution of this letter.

     19.  Final Agreement.  THE LOAN DOCUMENTS, AS AMENDED
HEREBY, REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY
NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR
SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO ORAL
AGREEMENTS BETWEEN THE PARTIES.

     If you are in agreement with the foregoing, please so indicate by executing the enclosed counterparts of this letter in the spaces provided below and returning them to the Agent to the attention of the officer named below.

Very truly yours,

BANK OF AMERICA, N.A.                  U.S. BANK NATIONAL ASSOCIATION


By:/s/ Richard G. Parkhurst            By:/s/ Andrea C. Koeneke
   ------------------------               ---------------------
   Richard G. Parkhurst, Jr.              Andrea C. Koeneke
   Managing Director                      Vice President



AGREED AND ACCEPTED:

VICORP RESTAURANTS, INC.


By:/s/ Michael R. Kinnen
   ---------------------
   Michael R. Kinnen
   Treasurer

                       SCHEDULE 7.02(h)-A
        PROPERTIES DEVELOPED OR ACQUIRED IN 1998 AND 1999
       WHICH ARE ELIGIBLE FOR SALE-LEASEBACK TRANSACTIONS
       --------------------------------------------------
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-----------------------

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-------------------------

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